THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                  Filed Pursuant to Rule 424(b)5
                                            Registration Statement No. 333-92082

                 SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2003
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 6, 2002)

                          $

                         SEARS ROEBUCK ACCEPTANCE CORP.

                              % NOTES DUE FEBRUARY 1, 2043
                         ------------------------------

     Sears Roebuck Acceptance Corp. or "SRAC" will pay interest on the Notes at
the rate of   % per year on February 1, May 1, August 1 and November 1 of each year. The first such payment will be made on May 1, 2003. The Notes will mature at par on February 1, 2043. The Notes will be issued only in denominations of $25 and integral multiples of $25.

     SRAC may redeem all or any portion of the Notes on any scheduled interest payment date beginning on May 1, 2008, at 100% of the principal amount of the portion of the Notes that SRAC redeems, plus accrued interest. SRAC must give the registered holder at least 30 but not more than 60 days notice that it will redeem any portion of your Notes.

     SRAC may also redeem the Notes at any time in the event of certain changes in U.S. tax law. If SRAC redeems the Notes for this reason, SRAC will pay the registered holder 100% of the principal amount of the Notes plus accrued interest. If SRAC redeems any of the Notes for tax purposes, it must redeem all the Notes.

     SRAC will apply to list the Notes on the New York Stock Exchange and
expects trading in the Notes to begin within 30 days of February   , 2003, the
original issue date.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS, INCLUDING THOSE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-4.
                         ------------------------------

                                                                  PER NOTE      TOTAL
                                                                  --------      -----
    Public offering price(1)....................................        %         $
    Underwriting discount.......................................        %         $
    Proceeds, before expenses, to SRAC..........................        %         $

     (1) Plus accrued interest from February   , 2003, if settlement occurs
         after that date.

     SRAC has granted the Underwriters an option to purchase up to an additional
$          aggregate principal amount of Notes, solely to cover overallotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     The Underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment on
February   , 2003.
                         ------------------------------
                          Joint Book-Running Managers

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
MORGAN STANLEY                                                       UBS WARBURG

BANC OF AMERICA SECURITIES LLC
                                 DEUTSCHE BANK SECURITIES
                                                         RBC DAIN RAUSCHER

LEHMAN BROTHERS
              MCDONALD INVESTMENTS INC.
                             U.S. BANCORP PIPER JAFFRAY
                                          WACHOVIA SECURITIES
                                                    WELLS FARGO SECURITIES, LLC
                         ------------------------------

          The date of this prospectus supplement is February   , 2003.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the prospectus is current only as of its date.

                             ---------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                              Page
                                                              ----
Cautionary Statement Concerning Forward-Looking
  Statements................................................   S-3
Incorporation of Certain Documents by Reference.............   S-3
Recent Developments.........................................   S-4
Risk Factors................................................   S-4
Capitalization of Sears Roebuck Acceptance Corp.............   S-4
The Notes...................................................   S-5
Book-Entry Registration.....................................   S-7
United States Tax Considerations............................   S-8
Underwriting................................................  S-14
Use of Proceeds.............................................  S-15
Legal Matters...............................................  S-15
General Information.........................................  S-15

                            Prospectus
Available Information.......................................     3
Reports to Holders of Debt Securities.......................     3
Incorporation of Certain Documents by Reference.............     3
Sears Roebuck Acceptance Corp...............................     4
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Plan of Distribution........................................    10
Legal Matters...............................................    11
Experts.....................................................    11

     SRAC has warranted to the Underwriters that this prospectus supplement and the prospectus do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements in this prospectus supplement and the prospectus not misleading in light of the circumstances under which these statements were made. SRAC has taken all reasonable care to ascertain the facts and to verify the accuracy of these statements. SRAC accepts responsibility accordingly.

     Unless otherwise indicated, the information contained in this prospectus supplement assumes that the Underwriters' overallotment option is not exercised.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain statements in or incorporated by reference in this prospectus supplement and the accompanying prospectus are "forward-looking statements," including forecasts on comparable store sales and comparable earnings per share for 2003. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts. These statements are based on assumptions about the future that are subject to risks and uncertainties, such as competitive conditions in retail; changes in consumer confidence and spending; changes in interest rates; delinquency and charge-off trends in the credit card receivables portfolio; continued consumer acceptance of the Sears Gold MasterCard Program; the successful execution of and customer reactions to Sears' Full-line store strategy and other performance improvements initiatives; Sears' ability to integrate and operate Lands' End successfully; anticipated cash flow; the possibility of increased hostilities in the Middle East; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty.

     While SRAC and Sears believe that these forecasts and assumptions are reasonable, they caution that actual results could differ materially. They intend these statements to speak as of the date of this prospectus supplement and by making such statements do not undertake to update such statements as more information becomes available. You are advised, however, to consult any additional disclosures SRAC and Sears make in their respective Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K. See "Available Information" in the accompanying prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     SRAC and Sears incorporate and make part of this prospectus supplement and the accompanying prospectus by reference the following documents filed by SRAC and Sears with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended:

     - the Annual Reports on Form 10-K for the fiscal year ended December 29, 2001, filed by SRAC and Sears;

     - the Quarterly Reports on Form 10-Q for the quarters ended March 30, June 29 and September 28, 2002, filed by SRAC and Sears;

     - the Quarterly Report on Form 10-Q/A (Amendment Nos. 1 and 2) for the quarter ended March 30, 2002, filed by Sears;

     - the Quarterly Report on Form 10-Q/A for the quarter ended June 29, 2002, filed by Sears;

     - the Current Reports on Form 8-K filed on January 10, January 17, April 10, April 19, May 17, July 18, September 9, October 4, October 7 and October 18, 2002 and January 16 and February 6, 2003 by Sears;

     - the Current Reports on Form 8-K filed on March 29, May 31, July 2, November 26 and December 11, 2002 by SRAC; and

     - all documents filed by SRAC or Sears with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of this offering.

     To receive a free copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Sears Roebuck Acceptance Corp., 3711 Kennett Pike, Greenville, Delaware 19807, Attention: Vice President, Finance (302/434-3100).

                              RECENT DEVELOPMENTS

     On February 6, 2003, Sears reported that its total domestic store revenues for the four weeks ended February 1, 2003 were $1.6 billion, a 6.3% decrease compared with the four weeks ended February 2, 2002. Comparable domestic store revenues decreased 8.0%. Sears stated that these results were within its first quarter plan of a mid-single digit percentage decline. Sears also reaffirmed its forecast of a low- to mid-single digit percentage increase for 2003 comparable earnings per share over 2002 comparable earnings per share of $4.92. Consistent with this guidance, Sears stated that it expects first quarter comparable earnings per share to be in the range of $0.50 to $0.65. This forecast incorporates Sears' expected decrease in credit income and the effect of a later Easter holiday.

                                  RISK FACTORS

     Your investment in the Notes will involve certain risks. This prospectus supplement and the accompanying prospectus do not describe all of those risks.

     You should, in consultation with your own financial and legal advisors, carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you. The Notes may not be an appropriate investment for you if you are not knowledgeable about significant features of the Notes or financial matters in general.

DEBT RATINGS

     Standard & Poor's Ratings Services (S&P) placed its A- rating on SRAC's senior unsecured debt on CreditWatch with negative implications on October 18, 2002. CreditWatch is an indication that the agency could take an action in the near future that will result in a confirmation or change of the S&P rating. SRAC cannot assure you that any of its current ratings will remain in effect for any given period of time or that a rating will not be lowered.

SRAC MAY CHOOSE TO REDEEM NOTES PRIOR TO MATURITY

     SRAC may redeem all or any portion of the Notes on any scheduled interest payment date beginning on May 1, 2008, at 100% of the principal amount of the portion of the Notes that SRAC redeems, plus accrued interest. SRAC may also
redeem the Notes in whole (but not in part) at any time after February   , 2003
in the event of certain changes in U.S. tax law, as described under "The
Notes -- Redemption for Tax Reasons." If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. SRAC's redemption right also may adversely impact your ability to sell your Notes as May 1, 2008 approaches.

                CAPITALIZATION OF SEARS ROEBUCK ACCEPTANCE CORP.

     The following table sets forth SRAC's capitalization as of September 28, 2002, and as adjusted to reflect the issuance of the Notes, assuming that SRAC
uses the net proceeds (before expenses) of $          that SRAC will receive
from issuing the Notes to retire short-term debt.

                                                                SEPTEMBER 28, 2002
                                                                   (UNAUDITED)
                                                              ----------------------
                                                                               AS
                                                              OUTSTANDING   ADJUSTED
                                                              -----------   --------
                                                                 (U.S. DOLLARS IN
                                                                    MILLIONS)
Debt payable within one year(1).............................    $ 4,008     $
Term debt...................................................     10,877
Shareholder's equity(2).....................................      3,333
                                                                -------     -------
Total capitalization(3).....................................    $18,218     $
                                                                =======     =======

---------------
(1) "Debt payable within one year" excludes the current portion of term debt, which the table includes under "Term debt."

(2) SRAC has 500,000 authorized shares of common stock at a par value of $100. SRAC had 350,000 shares of common stock outstanding as of September 28, 2002.

(3) SRAC's capitalization has not otherwise changed materially since September 28, 2002.

                                   THE NOTES

     The following description supplements the "Description of Debt Securities" in the accompanying prospectus. Unless otherwise indicated, the general terms and provisions of SRAC's unsecured debt securities described in the accompanying prospectus apply to the Notes.

     SRAC will issue the Notes under the indenture dated as of October 1, 2002, between SRAC and BNY Midwest Trust Company, as trustee. SRAC has filed a copy of the indenture with the Securities and Exchange Commission. The indenture is incorporated into this prospectus supplement and the prospectus by reference. The Notes will be direct, unsecured and unsubordinated obligations of SRAC, and will rank equally with all of SRAC's other unsecured and unsubordinated debt.

     The Notes will mature at par on February 1, 2043 and will constitute a single series of debt securities under the indenture. SRAC will issue the Notes in fully registered book-entry form only, without coupons, in denominations of $25 and integral multiples of $25. Each Note will bear interest at the rate of
     % per year. SRAC will pay interest quarterly on February 1, May 1, August 1 and November 1 of each year (each an "interest payment date"), commencing May 1, 2003, to the registered holder of the Notes as of the close of business on the date fifteen days before the interest payment date. As long as the Notes are held through the facilities of The Depository Trust Company ("DTC") solely in book-entry form, the only registered holder of the Notes will be DTC's nominee, Cede & Co.

     If an interest payment date or the maturity date of the Notes is not a business day, SRAC will pay interest or principal on the next business day. However, interest will not accrue on the amount to be paid for the period from the original interest payment date (or maturity date) to the date SRAC makes the payment. SRAC will calculate the interest based on a 360-day year of twelve 30-day months. (A "business day" is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a legal holiday for banking institutions in the City of Wilmington, Delaware, the City of Chicago, the City of New York, or the city in which the trustee's principal corporate trust office is located.)

     SRAC will pay interest on the Notes to DTC by wire transfer on the interest payment dates. On the redemption or maturity date of the Notes, SRAC will pay the principal of the Notes to DTC by wire transfer if DTC presents and surrenders the Notes on or before the redemption or maturity date of the Notes. If you hold Notes in certificated form, SRAC will pay the interest and principal on your Notes to you by check unless you have given proper wire transfer instructions to the trustee. See "Book-Entry Registration -- Certificated Notes" for further information on holding Notes in certificated form.

     SRAC has initially appointed the trustee at its corporate trust office in New York City as paying agent. SRAC may terminate the appointment of a paying agent at any time. SRAC may also appoint additional or other paying agents at any time. SRAC will give notice of any termination or appointment of a paying agent or any change in a paying agent's office as described below under the heading "The Notes -- Notices."

     SRAC will apply to list the Notes on the New York Stock Exchange.

OPTIONAL REDEMPTION

     SRAC may not redeem the Notes before May 1, 2008, except in the event of certain changes in U.S. tax law as described below under "The
Notes -- Redemption for Tax Reasons." On and after May 1, 2008, SRAC may redeem the Notes, in whole or in part, on any scheduled interest payment date by paying you 100% of the principal amount of the portion of your Notes that SRAC is redeeming, plus any interest that has accrued, but that SRAC has not previously paid you, up to but not including the date that SRAC redeems your Notes. SRAC must give you at least 30 but not more than 60 days notice that it will redeem your Notes, as described below under the heading "The
Notes -- Notices." If SRAC redeems less than all the Notes at any time, the trustee will select the Notes to be redeemed by such method as it shall deem to be fair and appropriate.

REDEMPTION FOR TAX REASONS

     SRAC may elect to redeem your Notes if, on or after February   , 2003, a
change in the U.S. tax laws results in a substantial probability that SRAC will not be able to deduct the full amount of interest accrued on the Notes for United States federal income tax purposes. A redemption for tax reasons need not occur on an interest payment date.

     A change in the U.S. tax laws includes:

     - any change in or amendment to the laws of the United States, any political subdivision of the United States or any taxing authority within the United States, or regulations or rulings promulgated under those laws;

     - any change in the way those laws, rulings or regulations are interpreted, applied or enforced;

     - any action taken by a taxing authority that applies to SRAC;

     - any court decision, even if the court decision does not directly involve SRAC; or

     - any technical advice memorandum, letter ruling or administrative pronouncement issued by the United States Internal Revenue Service, based on a fact pattern substantially similar to SRAC's.

     SRAC may only redeem your Notes for tax reasons if it:

     - redeems all of the Notes;

     - delivers to the trustee a legal opinion stating that SRAC may exercise its right to redeem the Notes and a certificate giving the factual basis for the legal opinion;

     - gives notice, as described below under the heading "The
       Notes -- Notices," not less than 30 nor more than 60 days before the date SRAC will redeem the Notes; and

     - pays you 100% of the principal amount of your Notes plus any accrued but unpaid interest up to but not including the date of redemption.

TRADING CHARACTERISTICS

     SRAC expects the Notes to trade at a price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a Note that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See "United States Tax Considerations" below.

NOTICES

     The trustee will mail notices by first class mail, postage prepaid, to each registered holder's last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to Cede & Co., as the registered holder of the Notes, unless SRAC reissues the Notes to you or your nominees in fully certificated form, as explained below under the heading "Book-Entry Registration -- Certificated Notes."

MEETING OF NOTE HOLDERS

     SRAC, the trustee or registered holders of a majority of the aggregate principal amount of the Notes may call a meeting of the Note holders at any time. These meetings may be for any purpose stated in the indenture or authorized by law. The trustee will give notice of the meetings in the manner described above under the heading "The Notes -- Notices." You will not be entitled to call these meetings or to vote at them unless SRAC reissues the Notes to you or your nominees in fully certificated form, as explained below under the heading "Book-Entry Registration -- Certificated Notes."

GOVERNING LAW

     The laws of the State of Delaware will govern the indenture and the Notes.

                            BOOK-ENTRY REGISTRATION

     SRAC has obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that SRAC believes to be reliable, but SRAC takes no responsibility for the accuracy of this information.

     SRAC will initially issue the Notes in registered form only, without coupons, as book-entry Notes represented by one or more global notes registered in the name Cede & Co., as the nominee for DTC. You may purchase Notes in book-entry form in minimum denominations of $25 and integral multiples of $25.

     Unless and until SRAC issues the Notes in fully certificated form under the limited circumstances described below under the heading "Book-Entry
Registration -- Certificated Notes":

     - you will not be entitled to receive a certificate representing your interest in the Notes;

     - all references in this prospectus supplement or in the prospectus to actions by holders will refer to actions taken by DTC upon instructions from its Direct Participants (as defined below); and

     - all references in this prospectus supplement or the prospectus to payments and notices to registered holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

THE DEPOSITORY TRUST COMPANY

     DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code, as amended; and

     - a "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934, as amended.

     DTC holds securities that its Direct Participants deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" of DTC include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. "Indirect Participants," who include securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a Direct Participant. If you are not a Direct Participant or an Indirect Participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, Notes, you must do so through a Direct Participant or an Indirect Participant. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities

Dealers, Inc. The Securities and Exchange Commission has on file a set of the rules applicable to DTC and its Direct Participants.

BOOK-ENTRY FORMAT

     Under the book-entry format, the trustee will pay interest or principal to Cede & Co., as nominee of DTC. DTC will forward the payment to the Direct Participants, who will then forward the payment to the Indirect Participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system.

     DTC is required to make book-entry transfers on behalf of its Direct Participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any Direct Participant or Indirect Participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Notes on your behalf.

     The trustee will not recognize you as a registered holder under the indenture, and you can only exercise the rights of a registered holder indirectly through DTC and its Direct Participants. DTC has advised SRAC that it will only take action regarding a Note if one or more of the Direct Participants to whom the Note is credited direct DTC to take such action. DTC can only act on behalf of its Direct Participants. Your ability to pledge Notes to non-Direct Participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

     DTC has agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC. However, DTC is under no obligation to perform or continue to perform those procedures, and it may discontinue those procedures at any time.

SAME-DAY SETTLEMENT AND PAYMENT

     Initial settlement of the Notes will be made in immediately available funds. Secondary market trading between DTC Direct Participants will occur in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

CERTIFICATED NOTES

     SRAC will re-issue Notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

     - SRAC advises the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly, and the trustee or SRAC is unable to locate a qualified successor; or

     - SRAC, at its option, elects to terminate the book-entry system through DTC.

     If either of the two above events occurs, DTC is required to notify all Direct Participants that Notes in fully certificated registered form are available through DTC. DTC will then surrender the global note or notes representing the Notes along with instructions for re-registration. The trustee will re-issue the Notes in fully certificated registered form and will recognize the registered holders of the certificated Notes as registered holders under the indenture.

                        UNITED STATES TAX CONSIDERATIONS

     The following summary of the principal United States federal income tax consequences of purchasing, owning and disposing of Notes applies to you only if you are the initial holder of the Notes and you acquire them for a price equal to the initial issue price of the Notes.

     This summary is based upon the opinion of Mayer, Brown, Rowe & Maw, SRAC's special United States federal income tax counsel. For purposes of this "United States Tax Considerations" section of this prospectus supplement, with respect to book-entry Notes, the term "holder" refers to you if you acquire a beneficial ownership interest in those Notes through the book-entry system of DTC and with respect to certificated Notes, the term "holder" refers to you if you are the beneficial owner of those notes, regardless of whether those Notes are registered in your name or the name of your nominee. This summary deals only with Notes held as capital assets and does not deal with special tax situations such as:

     - dealers in securities or currencies or traders in securities who elect mark-to-market accounting for United States federal income tax purposes;

     - tax-exempt organizations;

     - banks;

     - regulated investment companies;

     - common trust funds;

     - United States holders (as defined below) whose functional currency is not the United States dollar; or

     - persons holding Notes as part of a larger integrated financial transaction.

     This summary is based on United States federal income tax law, including the United States Internal Revenue Code of 1986, as amended (the "Code") as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning or disposing of Notes as set forth in this summary. Before you purchase Notes, you should consult your own tax advisor about how the United States federal income tax law or any other laws, including the laws of any other taxing jurisdiction, will apply to your particular situation.

     SRAC intends to characterize the Notes as debt. SRAC's characterization of the Notes will be binding on you, unless you disclose a different characterization on your federal income tax return. The United States Internal Revenue Service will not be bound by SRAC's or your characterization of the Notes.

UNITED STATES HOLDERS

     The following summary applies to you only if you are a United States holder (as defined below).

  DEFINITION OF A UNITED STATES HOLDER

     A "United States holder" is a holder of Notes who is, or which is, a United States person. A United States person is:

     - a citizen or resident of the United States;

     - a corporation or partnership organized under the laws of the United States or of any State;

     - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

     - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons has the authority to control all of the trust's substantial decisions.

  PAYMENTS OF INTEREST

     The interest on your Notes will be taxed to you as ordinary interest income. In addition:

     - if you use the cash method of accounting for tax purposes, you will be taxed on the interest on your Notes at the time it is paid to you; and

     - if you use the accrual method of accounting for tax purposes, you will be taxed on the interest on your Notes at the time it accrues.

  AMORTIZABLE BOND PREMIUM

     Generally, if the price you paid for your Notes exceeds the amount payable upon the Notes at maturity, the excess may constitute amortizable bond premium. You may elect to amortize such bond premium under the constant interest rate method over the period from your acquisition date to the Notes' maturity date as an offset to interest income on the Notes, rather than as a separate interest deduction item subject to the investment interest limitations of the Code. If you elect to amortize bond premium, you must generally reduce your tax basis in the related Notes by the amount of bond premium used to offset interest income. If your Notes are redeemed in full before their maturity and you have elected to amortize bond premium, you may be entitled to a deduction for any remaining unamortized bond premium in the taxable year of the redemption. Any election you make to amortize bond premium generally will apply to all debt instruments held by you (other than debt instruments the interest on which is excludable from gross income) at the beginning of the first taxable year to which your election applies, and any debt instruments you acquire thereafter, and is irrevocable without the consent of the United States Internal Revenue Service.

  SALE, REDEMPTION OR OTHER DISPOSITION OF NOTES

     Your tax basis in your Notes will be the Notes' U.S. dollar cost, reduced by any bond premium you amortize. You may recognize capital gain or loss when you sell or otherwise dispose of your Notes, or when SRAC redeems your Notes, equal to the difference between:

     - the amount realized on the sale or redemption or other disposition (less any amount attributable to accrued interest, which will be taxable as such); and

     - your tax basis in the Notes.

Your gain or loss will be a long-term capital gain or loss if at the time of the sale, payment or other disposition, you have held the Notes for more than one year.

FOREIGN HOLDERS

     The following summary applies to you if you are not a United States holder (as defined above) and not a resident of a territory of the United States or other area subject to its jurisdiction.

  U.S. WITHHOLDING TAX

     Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by SRAC or any paying agent of SRAC (in its capacity as such) of principal of and interest on your Notes in accordance with the "portfolio interest" exception of the Code, provided:

     - you, or a partnership you are a member of, do not actually or constructively own ten percent or more of the total combined voting power of all classes of the stock of SRAC entitled to vote;

     - you are not a controlled foreign corporation for United States tax purposes with respect to which SRAC is a "related person" as defined under the Code; and

     - you provide a signed written statement, under penalties of perjury, that can reliably be related to you, certifying that you are not a United States person and providing your name and address to:

      (A) SRAC or its agent;

      (B) a securities clearing organization, bank (including certain regulated United States branches of a foreign bank or a foreign insurance company) or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), if that institution:

           - holds the Notes on your behalf;

           - provides an intermediary certificate to SRAC or its agent under penalties of perjury confirming that the institution (or a Financial Institution between you and the institution) has received your signed written statement; and

           - furnishes a copy of your signed written statement to SRAC or its agent; or

      (C) a specified withholding partnership or qualified intermediary that provides a duly completed withholding certificate to SRAC or its agent.

     Your signed written statement will be generally effective only with respect to interest payments made to you after you signed the statement in the calendar year in which you sign it and the three immediately following calendar years.

  U.S. INCOME TAX

     Except for the possible application of United States withholding tax (see "United States Tax Considerations -- Foreign Holders -- U.S. Withholding Tax" above) and backup withholding tax (see "United States Tax
Considerations -- Backup Withholding and Information Reporting" below), you will not have to pay United States federal income tax on payments of principal and interest on your Notes, or on gains from the sale, redemption or other disposition of your Notes, provided you (or the fiduciary, settlor, or beneficiary of, or a person holding a power over you, if you are an estate or trust; or any of your partners, if you are a partnership):

     - are not and have not been engaged in a trade or business in the United States;

     - do not have and have not had a present or former connection with the United States, including, without limitation, the status as a citizen or former citizen or resident or former resident of the United States; and

     - are not and have not been, for United States federal income tax purposes
       (i) a personal holding company, (ii) a corporation that accumulates earnings to avoid United States federal income tax, or (iii) a person treated as making an election that subjects your payments of principal and interest on your Notes to United States federal income tax.

     However, if you are an individual and are present in the United States for 183 days or more during the taxable year of the sale or other disposition of your Notes, any gain you realize on the sale or other disposition may be subject to a 30% United States federal income tax if your gain is attributable to an office or fixed place of business in the United States or you have a tax home in the United States.

     If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your Notes is effectively connected with the conduct of your trade or business, you may be subject to United States income tax on the interest, gain or income even though it is exempt from the withholding tax discussed in the preceding paragraphs. You will have to pay this income tax at the statutory rates provided for United States persons after you deduct any deductible expenses allocable to your effectively connected interest, gain or income. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your Notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

  U.S. ESTATE TAX

     If you are an individual and are not a citizen or resident of the United States at the time of your death, your Notes will generally not be subject to the United States federal estate tax, unless:

     - you actually or constructively own ten percent or more of the total combined voting power of all classes of stock of SRAC; or

     - your interest on the Notes is effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  GENERAL RULES

     If you do not provide a correct taxpayer identification number and other information, or do not comply with certain other requirements or otherwise establish an exemption, SRAC, its paying agent or a broker, as the case may be, will be required to collect backup withholding tax from payments to you. This backup withholding tax applies to certain payments of principal and interest on Notes and to proceeds from the sale or disposition of Notes before maturity. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

     If you provide the United States Internal Revenue Service with the information it requires, you will receive a refund or a credit against your United States federal income tax liability for any amounts withheld from your payments under the backup withholding rules.

     SRAC, its paying agent or a broker, as the case may be, will also be required to report certain information relating to their payments of principal and interest on Notes and of proceeds from the sale or disposition of Notes before maturity.

  EXCEPTIONS APPLICABLE TO NON-UNITED STATES PERSONS AND EXEMPT RECIPIENTS

     Treasury regulations provide that backup withholding and information reporting will not apply to payments of principal and interest on Notes by SRAC or its paying agents to you if you certify under penalties of perjury that you are not a United States person (as described above under "United States Tax Considerations -- Foreign Holders -- U.S. Withholding Tax") or otherwise establish an exemption, provided neither SRAC nor its paying agents has actual knowledge, or reason to know, that you are a United States person or that the conditions of any other exemption are not in fact satisfied.

     If a foreign office of a custodian, nominee or other agent collects your payment on your behalf, that custodian, nominee or other agent does not have to apply backup withholding to its payments to you. However, if that custodian, nominee or other agent is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign partnership that is either controlled by United States persons or engaged in a United States trade or business or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, the custodian, nominee or other agent will be subject to certain information reporting requirements with respect to that payment unless:

     - the custodian, nominee or other agent has evidence in its records that you are not a United States person and does not have actual knowledge, or reason to know, that the evidence is false;

     - you are an exempt recipient, such as a bank, corporation or Financial Institution; or

     - you otherwise establish an exemption.

     Payments to you on a Note by the United States office of a custodian, nominee or other agent on your behalf will be subject to information reporting and backup withholding, unless:

     - you certify under penalties of perjury that you are not a United States person and you provide your name and address; or

     - you otherwise establish an exemption.

     Backup withholding will not apply to payments of the proceeds of your sale of your Notes if:

     - you are not a United States person; and

     - you sell your Notes to or through a foreign office of a broker.

     Information reporting will generally apply to payments to you, even if you are not a United States person, of the proceeds of the sale of your Notes to or through a foreign office of a broker that is a "U.S. payor" or a "U.S. middleman" (including (i) a person who is a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes,
(iii) a foreign partnership that is either controlled by United States persons or engaged in a United States trade or business, or (iv) a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period), unless:

     - you are an exempt recipient;

     - the broker has evidence in its records that you are not a United States person and has no actual knowledge or reason to know that the evidence is unreliable; or

     - you otherwise establish an exemption.

Information reporting and backup withholding requirements will apply to payments of the proceeds of a sale to or through the United States office of a broker unless:

     - you certify under penalties of perjury that you are not a United States person and provide your name and address; or

     - you otherwise establish an exemption.

TEMPORARY TREASURY REGULATIONS ON REPORTABLE TRANSACTIONS

     Under recently issued temporary Treasury regulations, each taxpayer that has participated in a "reportable transaction" is required to disclose its participation on its tax return for the taxable year in which the Federal income tax liability of the taxpayer is affected by such participation. Although the matter remains uncertain, it is possible that the redemption of the Notes under the circumstances described under the heading "The Notes -- Redemption for Tax Reasons" could render the regulations applicable to the Notes. In addition, a list identifying holders who purchase the Notes could be required to be maintained and, upon request, furnished to the Internal Revenue Service. The Treasury Department is currently reviewing these temporary regulations for the purpose of narrowing the scope of the regulations and it is unclear whether the regulations, as revised, would exclude transactions which provide for redemptions similar to tax redemptions described above from the list of "reportable transactions." Holders may consider consulting their tax advisors concerning any possible disclosure obligations arising from the purchase of the Notes.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement and the Pricing Agreement dated the date of this prospectus supplement, SRAC has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from SRAC, the respective principal amounts of Notes set forth opposite its name in the table below:

                                                               PRINCIPAL
                                                               AMOUNT OF
                                                                 NOTES
                        UNDERWRITER                            ---------
                        -----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $
Salomon Smith Barney Inc. ..................................
Morgan Stanley & Co. Incorporated...........................
UBS Warburg LLC.............................................
Banc of America Securities LLC..............................
Deutsche Bank Securities Inc. ..............................
RBC Dain Rauscher Inc. .....................................
Lehman Brothers Inc. .......................................
McDonald Investments Inc. ..................................
U.S. Bancorp Piper Jaffray Inc. ............................
Wachovia Securities, Inc. ..................................
Wells Fargo Securities, LLC.................................
                                                              ------------
             Total..........................................  $
                                                              ============

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as joint book-running managers in connection with the offering of the Notes.

     CONDITIONS. The Underwriting Agreement obligates the Underwriters to pay for and accept delivery of the Notes if their counsel approves specified legal matters and specified other conditions are satisfied. The Underwriters are committed to take and pay for all the Notes if they take any of them.

     TERMS. The Underwriters have advised SRAC that they will offer part of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and will offer part of the Notes to certain
dealers at a price that represents a concession not in excess of      % of the
principal amount of Notes. The Underwriters may allow, and those dealers may
reallow, a concession not in excess of      % of the principal amount of Notes
to other underwriters or to certain other dealers. The Underwriters may vary the price and other selling terms of the Notes from time to time after the initial offering of the Notes.

     OVERALLOTMENT OPTION. SRAC has granted the Underwriters an option,
exercisable until March   , 2003, to purchase up to an additional $
aggregate principal amount of Notes at the public offering price less the underwriting discount, as set forth on the cover page of this prospectus supplement. The Underwriters may exercise the option solely for the purpose of covering overallotments, if any, made in connection with the offering of the Notes. To the extent the option is exercised, each Underwriter will become obligated to purchase approximately the same percentage of the additional Notes as the Underwriter purchased in the original offering.

     The following table shows the underwriting discount SRAC will pay to the underwriters in connection with this offering.

                                                                          TOTAL
                                                              -----------------------------
                                                                 WITHOUT          WITH
                                                              OVERALLOTMENT   OVERALLOTMENT
                                                              -------------   -------------
Underwriting discount paid by SRAC..........................   $               $

In connection with the offering, SRAC will pay an underwriting discount of
$     for each $25 principal amount of Notes.

     SETTLEMENT. It is expected that delivery of the Notes will be made against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of pricing of the Notes.

     PRICE STABILIZATION AND SHORT POSITIONS. In connection with the sale of the Notes, certain of the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the offering, creating a short position. In addition, the Underwriters may bid for and purchase the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters will not be required to engage in these activities, and may end any of these activities at any time.

     INDEMNIFICATION. SRAC has agreed to indemnify the Underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make with respect to these liabilities.

     EXPENSES. SRAC estimates that its expenses in connection with the offering
and sale of the Notes will be approximately $        , of which up to $
will be reimbursed by the Underwriters.

     LISTING. Prior to the offering, there has been no public market for the Notes. SRAC intends to list the Notes on the New York Stock Exchange, and SRAC expects trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Notes, the Underwriters will undertake to sell lots of 100 or more Notes to a minimum of 400 beneficial holders.

     NEW ISSUE OF NOTES. The Notes are a new issue of securities with no established trading market. The Underwriters have advised SRAC that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither SRAC nor the Underwriters can assure you that the trading market for the Notes will be liquid.

     OTHER INFORMATION. In the ordinary course of their respective businesses, certain of the Underwriters and/or their affiliates provide from time to time various general financing, financial advisory and banking services to SRAC and its affiliates.

                                USE OF PROCEEDS

     SRAC expects to add the net proceeds (before expenses) of $     ($     if
the Underwriters' overallotment option is exercised in full) that it receives from the sale of the Notes to its general funds and will initially use these proceeds to reduce its short-term debt. See "Use of Proceeds" in the prospectus.

                                 LEGAL MATTERS

     Steven M. Cook, Vice President, Deputy General Counsel and Acting General Counsel of Sears, is passing upon the legality of the Notes for SRAC. As of February 3, 2003, Mr. Cook owned 91,163 shares of Sears common stock (including 1,899 shares held in Sears 401(k) savings plans) and had been granted stock options with respect to an additional 25,676 Sears common shares. Mayer, Brown, Rowe & Maw will pass upon certain legal matters for SRAC as to specified tax matters. Skadden, Arps, Slate, Meagher & Flom LLP is passing upon certain legal matters for the Underwriters. Skadden, Arps, Slate, Meagher & Flom LLP performs legal services for Sears from time to time.

                              GENERAL INFORMATION

     The independent auditors of SRAC are Deloitte & Touche LLP.

     SRAC's Board of Directors adopted the resolutions relating to the execution of the indenture and the sale and issuance of the Notes on January 17, 2000, November 29, 2001, September 30, 2002 and December 18, 2002.

     Except as this prospectus supplement and the prospectus may explain, in the judgment of SRAC's management, (a) there has been no material adverse change in SRAC's condition since September 28, 2002 and (b) any pending litigation against SRAC that is likely to result in a material adverse effect on SRAC's consolidated financial position is disclosed in this prospectus supplement and the prospectus or in the documents incorporated by reference.

                         SEARS ROEBUCK ACCEPTANCE CORP.

                                 $9,500,000,000

                                DEBT SECURITIES

                             ----------------------

     Sears Roebuck Acceptance Corp. ("SRAC") may from time to time sell up to $9,500,000,000 aggregate initial offering price of its debt securities. These debt securities may consist of debentures, notes or other types of unsecured debt. This prospectus contains a general description of the debt securities that SRAC may offer for sale. All remaining material terms of these debt securities will be described in supplements to this prospectus.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                                DECEMBER 6, 2002

     SRAC HAS NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AS IF SRAC HAD AUTHORIZED IT. THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN SRAC DELIVERS THIS PROSPECTUS OR A SUPPLEMENT OR MAKES A SALE PURSUANT TO THIS PROSPECTUS, SRAC IS NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                             ----------------------

     In connection with the issue of any debt securities, an underwriter, if any, disclosed as stabilizing manager in the applicable supplement to this prospectus, or any person acting for it, may over-allot or effect transactions with a view to supporting the market price of such debt securities or any associated securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on such stabilizing manager or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

                               TABLE OF CONTENTS
                                   PROSPECTUS


Available Information.......................................     3
Reports to Holders of Debt Securities.......................     3
Incorporation of Certain Documents by Reference.............     3
Sears Roebuck Acceptance Corp...............................     4
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Plan of Distribution........................................    10
Legal Matters...............................................    11
Experts.....................................................    11

                             AVAILABLE INFORMATION

     SRAC and Sears, Roebuck and Co. ("Sears"), SRAC's parent, are required to file reports and other information with the Securities and Exchange Commission. Sears also files proxy statements with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for information on the operation of the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information concerning SRAC and Sears at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You can also inspect reports, proxy statements and other information concerning Sears at the offices of the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     SRAC and Sears have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about SRAC, Sears and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     SRAC will send its annual reports to the holders of its debt securities. These annual reports will include financial information that independent public accountants have audited and reported on, as well as other information about SRAC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     SRAC and Sears incorporate and make part of this prospectus by reference the following documents, filed by SRAC and Sears with the Commission pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended:

     - the Annual Reports on Form 10-K for the fiscal year ended December 29, 2001, filed by SRAC and Sears;

     - the Quarterly Reports on Form 10-Q for the quarters ended March 30, June 29 and September 28, 2002, filed by SRAC and Sears;

     - the Quarterly Report on Form 10-Q/A (Amendment Nos. 1 and 2) for the quarter ended March 30, 2002, filed by Sears;

     - the Quarterly Report on Form 10-Q/A for the quarter ended June 29, 2002, filed by Sears;

     - the Current Reports on Form 8-K filed on January 10, January 17, April 10, April 19, May 17, July 18, September 9, October 4, October 7 and October 18, 2002, by Sears;

     - the Current Reports on Form 8-K filed on March 29, May 31, July 2, and November 26, 2002, by SRAC; and

     - all documents filed by SRAC or Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before SRAC stops offering the debt securities.

     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Sears

Roebuck Acceptance Corp., 3711 Kennett Pike, Greenville, Delaware 19807,
Attention: Vice President, Finance (302/434-3100).

                         SEARS ROEBUCK ACCEPTANCE CORP.

     SRAC is a wholly owned subsidiary of Sears that was incorporated under the laws of Delaware in 1956. Its general offices are located at 3711 Kennett Pike, Greenville, Delaware 19807 (302/434-3100). It raises funds primarily by issuing commercial paper, medium-term notes and discrete underwritten debt. It uses the proceeds from its borrowings to acquire short-term notes of Sears and, on occasion, to purchase outstanding receivable balances from Sears. Sears, a multi-line retailer that conducts domestic and international merchandising and credit operations, uses the funds it obtains from SRAC for general funding purposes. SRAC, and not Sears, will be solely responsible for repaying the debt securities.

     SRAC generates income primarily from the earnings on its investment in the notes and receivable balances of Sears. Sears presently calculates the interest rate on its notes so that SRAC maintains an earnings to fixed charges ratio of at least 1.25. The yield on SRAC's investment in Sears notes is related to SRAC's borrowing costs. As a result, movements in interest rates and changes in Sears borrowing requirements cause SRAC's earnings to fluctuate. The indentures relating to SRAC's debt securities require SRAC to maintain a ratio of earnings to fixed charges of not less than 1.10 for any fiscal quarter (determined in accordance with Item 503(d) of Regulation S-K promulgated by the Commission) and to cause Sears to maintain ownership of all of SRAC's voting stock as long as any of SRAC's debt securities are outstanding. Sears has agreed to pay SRAC the amounts that are necessary for SRAC to maintain an earnings to fixed charges ratio of at least 1.10 and has agreed to maintain ownership of all of SRAC's voting stock as long as any of SRAC's debt securities are outstanding. See "Description of Debt Securities -- Indenture Restrictions."

     As of December 6, 2002, SRAC had 10 employees.

                                USE OF PROCEEDS

     SRAC generally will add the net proceeds it receives from the sale of its debt securities to its general funds and use the proceeds to reduce its short-term debt. As indicated in this prospectus under the heading "Sears Roebuck Acceptance Corp.," SRAC's principal business is purchasing short-term notes of Sears. Additionally, SRAC occasionally purchases receivable balances from Sears domestic credit operations. SRAC expects to incur additional debt, but has not yet determined how much or the terms of this debt. SRAC will make these determinations from time to time based on economic conditions and certain capital requirements of Sears. SRAC anticipates that Sears and its subsidiaries will continue their practice of short-term borrowing and will occasionally incur additional long-term debt and engage in securitization programs in which Sears and its subsidiaries sell interests in pools of credit card receivables in public or private transactions. Sears also occasionally may issue equity securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Sears presently calculates the interest rate on SRAC's investment in Sears notes to provide SRAC with earnings sufficient to cover its fixed charges at least 1.25 times. The ratios of earnings to fixed charges for SRAC and Sears for the interim period and the years ended on the dates set forth in the following table were as follows:

                             39 WEEKS
                               ENDED
                           SEPTEMBER 28,   DECEMBER 29,   DECEMBER 30,   JANUARY 1,   JANUARY 2,   JANUARY 3,
                               2002            2001           2000          2000         1999         1998
                           -------------   ------------   ------------   ----------   ----------   ----------
SRAC(A)..................      1.26            1.26           1.26          1.25         1.26         1.25
Sears(B).................      2.09            1.76           2.59          2.72         2.19         2.36

---------------

(A) Calculated as follows:

    earnings = net income + fixed charges + income taxes
     ---------------------------------------------------------------------------
    fixed charges = interest expense + amortization of debt discount and expense

(B) Calculated as follows:

    earnings = income before income taxes, minority interest and extraordinary loss -- undistributed net income (loss) of unconsolidated subsidiaries + fixed charges (excluding interest capitalized)
     ---------------------------------------------------------------------------
    fixed charges = interest expense + amortization of debt discount and expense + the portion of operating lease rentals which Sears estimates represents the interest element in such rentals + interest capitalized

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of SRAC's unsecured debt securities. When SRAC offers to sell a particular series of debt securities, it will describe the specific terms of the series in a supplement to this prospectus. SRAC will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     The debt securities are to be issued under either an indenture dated as of May 15, 1995 between SRAC and JPMorgan Chase Bank, as trustee, or an indenture dated as of October 1, 2002 between SRAC and BNY Midwest Trust Company, as trustee, the terms of each of which are identical in all material respects. SRAC also may enter into an indenture with one or more other eligible trustees. SRAC will identify the trustee and the particular indenture under which it is issuing each series of its debt securities in the applicable supplement to this prospectus.

     The following sections summarize certain provisions of SRAC's debt securities and indentures. This summary is qualified by and subject to the actual provisions of the indenture under which SRAC is issuing a particular series of debt securities. SRAC has filed the indentures with the Commission and is incorporating each of them by reference in this prospectus. References below to the "indenture" and the "trustee" refer to the applicable indenture and trustee identified in a prospectus supplement relating to a particular series of debt securities. Where this summary refers to particular provisions of each indenture in parentheses, the provisions are incorporated by reference.

GENERAL TERMS

     The debt securities will be unsecured obligations of SRAC.

     SRAC can issue an unlimited amount of debt securities under the indenture, and can issue them from time to time in one or more series.

     If any of the following terms apply to a particular series of debt securities that SRAC offers to sell, the supplement to this prospectus will describe the applicable terms:

     - the title

     - any limit on the aggregate principal amount

     - the maturity date or dates

     - the issue price

     - the interest rate or rates (which may be fixed or variable)

     - the date from which interest will accrue

     - the interest payment dates (including the first interest payment date)

     - the record dates for the interest payment dates

     - any optional or mandatory redemption, conversion or exchange provisions and whether you have or SRAC has the right to use these provisions

     - any subordination provisions

     - any sinking fund provisions

     - the amount payable upon acceleration of the maturity date, if the amount is not the principal amount of the debt securities

     - the terms of any warrants attached to the debt securities

     - the currencies that you may use to purchase the debt securities and that SRAC may use to pay principal, any premium and interest

     - any index SRAC will use to determine the amount of principal, premium and interest payments

     - whether SRAC will issue the debt securities as one or more global securities to be held for investors by a depository and, if so, the name of the depository

     - the places where the principal, any premium and interest will be payable, if those places are not set forth in the indenture

     - any other terms that are consistent with the indenture that may modify or delete any provision of the indenture to the extent the provision applies to such series

     SRAC will pay principal and any premium and may pay any interest at the office of the paying agent it maintains for such purposes in the Borough of Manhattan of The City of New York. You may transfer your beneficial interests in debt securities (other than debt securities represented by global securities) at the same office. SRAC may also designate other locations for payments and transfers in the city in which its principal executive offices are located or the city in which the principal corporate trust office of the trustee is located. Unless SRAC specifies otherwise in the supplement to this prospectus, the locations for payment and transfer initially will include a designated office of the trustee in the Borough of Manhattan of The City of New York and SRAC's principal executive offices in Greenville, Delaware.

     SRAC will generally pay interest on its debt securities by checks mailed to you at your registered address, unless you make other arrangements or the debt securities are represented by a global security. (Sections 2.5, 3.1, 3.2) If the debt securities are represented by global securities, SRAC will provide information about payment of principal, any premium and interest and about transfers of beneficial interests in the global securities in the supplement to this prospectus.

     If SRAC has indicated in the supplement to this prospectus that it will pay principal, any premium and interest in a currency other than U.S. dollars and that currency is unavailable for payment due to circumstances beyond SRAC's control, SRAC will pay the principal, any premium and interest in U.S.

dollars. The exchange rate will be the most recent noon buying rate in The City of New York for cable transfers in the unavailable currency, as certified for customs purposes by the Federal Reserve Bank of New York. (Section 2.12)

     SRAC will issue its debt securities only in fully registered form, without coupons. The debt securities will be issued in denominations of $1,000 or an integral multiple of $1,000, unless SRAC indicates otherwise in the supplement to this prospectus. (Section 2.2)

     You will not have to pay a service charge to register a transfer or exchange of debt securities. However, SRAC may require you to pay an amount sufficient to cover any tax or other governmental charge in connection with the transfer or exchange. (Section 2.5)

     SRAC may issue debt securities at a discounted price with provisions that permit it to pay less than the principal amount if the holders of the debt securities accelerate the maturity date as a result of a continuing default. If SRAC chooses to issue these discounted debt securities, it will describe the federal income tax consequences and other special considerations in the supplement to this prospectus.

     If your beneficial interest in these debt securities are held of record in the name of a depositary or other nominee, you must notify such depositary or nominee to take action, under the indenture or otherwise, on your behalf as holder of the debt securities.

INDENTURE RESTRICTIONS

     The indenture provides that SRAC will maintain a ratio of earnings to fixed charges in every fiscal quarter of at least 1.10 and that it will cause Sears to maintain ownership of all of SRAC's voting stock. SRAC determines its ratio of earnings to fixed charges in accordance with Item 503(d) of Regulation S-K promulgated by the Commission, as in effect on the date of the indenture. SRAC has letter agreements with Sears pursuant to which Sears has agreed, for the benefit of the holders of SRAC's debt securities, that

     - Sears will pay SRAC amounts which, when added to SRAC's other earnings, will be sufficient for SRAC to maintain the fixed charge coverage ratio required by the indenture; and

     - Sears will maintain ownership of SRAC's voting stock as long as SRAC is required to cause Sears to do so.

     The indenture provides that SRAC will cause Sears to observe and perform in all material respects all covenants or agreements of Sears contained in the letter agreements and will not amend, waive, terminate or otherwise modify any provision of the letter agreements. (Section 3.6)

DEFAULTS

     If any of the following occur in connection with any series of SRAC's debt securities, SRAC will be in default under those debt securities:

     - if SRAC fails to pay the principal amount and any premium on the series when due and payable;

     - if SRAC fails for 30 days after any interest payment date to pay any interest that has become due (unless it deposits the entire amount due with the trustee or with a paying agent within 30 days after the due date);

     - if SRAC fails to perform any of its other covenants under the indenture that apply to that series of debt securities and does not cure that failure for 60 days after it receives written notice that it has failed to perform from holders of a majority of the principal amount of the particular series of debt securities or the trustee;

     - if any of SRAC's creditors or creditors of Sears, including holders of SRAC's debt securities from a different series, accelerates the maturity date of $100,000,000 or more in principal amount of SRAC debt or Sears debt as a result of an event of default under any relevant mortgage, indenture or instrument, and that creditor does not rescind or annul the acceleration within 30 days after SRAC receives written notice from holders of a majority of the principal amount of the particular series of debt securities or the trustee; however, if the maturity date was accelerated as a result of compliance with applicable laws, court orders or governmental decrees or if the default is remedied or cured by SRAC or Sears or waived by the holders thereof or the debt is discharged prior to the time that the holders of the particular series of SRAC debt securities or the trustee take action to accelerate the maturity of these SRAC debt securities or before the trustee receives a judgment in its favor, then SRAC will not be in default under this provision;

     - if SRAC takes specified actions in connection with a bankruptcy, insolvency or reorganization; or

     - if SRAC commits an act or omission that the supplement to this prospectus identifies as an event of default.

     Unless the supplement to this prospectus specifies otherwise, if SRAC defaults on a particular series of debt securities and the default is continuing, the holders of a majority of the principal amount of the outstanding debt securities of that series or the trustee may accelerate the maturity date of those debt securities. To accelerate the maturity date, those holders or the trustee must declare that the principal amount of the debt securities of that series is immediately due and payable. In certain circumstances, holders of a majority of the principal amount of outstanding debt securities of the series may annul the acceleration of the maturity date. (Section 6.1)

     Within 90 days after a default for any series of debt securities occurs, the trustee must notify the holders of debt securities of that series of the default if it is known to the trustee and SRAC has not remedied it. A default means the events specified above without the grace periods or notice. The trustee may withhold notice to the holders of these debt securities of any default (except in the payment of principal or interest) if it in good faith considers this withholding to be in the best interests of the holders. (Section 10.3)

     SRAC is required to file an annual certificate with the trustee, signed by an officer, about any default by SRAC under any provision of the indenture. (Section 3.4)

     Before holders of debt securities have a right to institute a proceeding to enforce the indenture or to obtain a remedy provided for by the indenture:

     - holders of debt securities must notify the trustee of a default in writing;

     - holders of a majority of the principal amount of outstanding debt securities of the particular series must request in writing that the trustee institute the proceeding;

     - holders of a majority of the principal amount of outstanding debt securities of the particular series must offer reasonable indemnity to the trustee if the trustee institutes the proceeding; and

     - the trustee must neglect or refuse to institute the proceeding within a reasonable time.

     These requirements do not prevent a holder from enforcing the payment of principal and interest on the debt securities held by such holder on or after the relevant principal or interest due dates. (Section 6.7)

MODIFICATION OR AMENDMENT OF THE INDENTURE

     SRAC may amend the indenture with the consent of the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However,

SRAC may not make any amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

     - permit SRAC to change the time of payment of any payment on the debt securities, reduce any payment on the debt securities, or change the currency in which SRAC makes any payments on the debt securities; or

     - reduce the percentage of holders of any series of debt securities whose consent is required to amend the indenture. (Article XI)

DEFEASANCE

  TERMINATION OF SPECIFIED OBLIGATIONS

     Unless SRAC provides otherwise in the supplement to this prospectus, SRAC may terminate some of its obligations under the indenture with respect to the debt securities of any series by depositing with the trustee or a paying agent, in trust, any combination of the following in an amount sufficient to pay the principal, any premium and each installment of interest on the debt securities of that series on the dates these payments are due:

     - money;

     - securities backed by the full faith and credit of the United States of America that the issuer cannot call or redeem (if the debt securities with respect to which SRAC is terminating some of its obligations are denominated in U.S. dollars);

     - specified depository receipts for any non-callable and non-redeemable securities backed by the full faith and credit of the United States of America, or for a specific payment of interest on or principal of any such securities, issued by a bank or trust company as custodian (if the debt securities with respect to which SRAC is terminating some of its obligations are denominated in U.S. dollars); or

     - other securities that, when deposited in trust, alone or in combination with other items in this list, will result in a nationally recognized rating agency rating SRAC's debt securities in the highest generic long-term debt rating category applicable to debt issued by an issuer that has been released from its obligations to the same extent that SRAC has been (if the debt securities with respect to which SRAC is terminating some of its obligations are denominated in a foreign currency).

As a prerequisite to establishing such a trust, in addition to other requirements, SRAC must receive a ruling from the Internal Revenue Service or an opinion of counsel who is not its employee. The ruling or opinion must state that the holders of the debt securities with respect to which SRAC is terminating some of its obligations will not recognize income, gain or loss for federal income tax purposes as a result of the deposit with the trustee and termination of these obligations. The ruling or opinion must also state that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if SRAC had not deposited money or securities with the trustee and terminated these obligations. SRAC must also receive an opinion of counsel stating that, after 90 days, either the trust deposit will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or that the holders' rights would be adequately protected despite the application of such laws to the trust funds.

     Notwithstanding the deposit with the trustee or paying agent and compliance with the additional requirements described above or in the indenture, SRAC's obligations under the indenture to do the following with respect to a series will remain in full force and effect until SRAC has paid the debt securities of that series in full:

     - pay principal, premium (if any) and interest;

     - register the transfer or exchange of the debt securities;

     - replace mutilated, destroyed, lost and stolen debt securities;

     - maintain paying agencies; and

     - hold monies for payment in trust. (Section 13.4)

     If and when the Internal Revenue Service can provide a ruling, or counsel can provide an opinion as described above, without reliance upon the continuation of SRAC's obligations regarding the payment of principal, premium (if any) and interest, then SRAC may discharge the indenture with respect to the particular series of debt securities -- including its payment obligations -- by delivering the ruling or opinion to the trustee and satisfying the other conditions provided for in the indenture. (Section 13.4) Under present ruling positions of the Internal Revenue Service, SRAC cannot obtain such a ruling or opinion.

  DISCHARGE OF THE INDENTURE

     SRAC may also discharge the indenture, and all of its obligations under the indenture, with respect to a particular series of debt securities -- including its payment obligations -- if:

     - all securities issued under the indenture have been canceled or delivered to the trustee to be canceled; or

     - all securities issued under the indenture that have not been canceled

      - have become due and payable in accordance with their terms; or

      - will become due and payable in accordance with their terms within one year; or

      - will be called for redemption within one year under arrangements that satisfy the trustee.

To discharge the indenture in these circumstances, SRAC must deposit trust funds with the trustee in an amount sufficient to pay all principal, interest and premiums on the outstanding securities until they mature or are redeemed. SRAC must also deliver a certificate of one of its officers and an opinion of counsel, each stating that SRAC has complied with all conditions precedent to the satisfaction and discharge of the indenture. (Section 13.1)

REGARDING THE TRUSTEES

     JPMorgan Chase Bank, BNY Midwest Trust Company and certain of their respective affiliates perform other services for SRAC.

                              PLAN OF DISTRIBUTION

     SRAC may sell its debt securities to or through underwriters, directly to other purchasers or through agents. SRAC anticipates offering its debt securities directly to brokers or dealers, investment companies, insurance companies, banks, savings and loan associations and trust companies or similar institutions, and to trusts for which a bank, savings and loan association, trust company or investment adviser is the trustee or is authorized to make investment decisions.

     SRAC may distribute its debt securities from time to time in one or more transactions:

     - at a fixed price or prices, which may change;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     The supplement to this prospectus will describe the method of distribution of any particular series of debt securities.

     In connection with the sale of its debt securities, SRAC, or the purchasers of debt securities for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters may sell SRAC's debt securities to or through dealers and may compensate the dealers in the form of discounts, concessions or commissions. Dealers may also receive commissions from the purchasers of debt securities, for whom they may act as agents. Under the Securities Act of 1933, as amended, the Commission may deem underwriters, dealers and agents that participate in the distribution of debt securities to be underwriters. The Commission also may deem any discounts, commissions or concessions and any profit on the resale of debt securities to be underwriting discounts and commissions under the Securities Act of 1933, as amended. The supplement to this prospectus will identify any such underwriter or agent and will describe any such compensation.

     SRAC may enter into agreements to indemnify underwriters, dealers and agents that participate in the distribution of its debt securities against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Unless otherwise specified in the supplement to this prospectus, Anastasia
D. Kelly, Senior Vice President and General Counsel of Sears, will pass upon the legality of the debt securities for SRAC.

                                    EXPERTS

     The financial statements of SRAC and the financial statements and the related financial statement schedule of Sears incorporated in this prospectus by reference from SRAC's and Sears' Annual Reports on Form 10-K for the year ended December 29, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of Deloitte & Touche LLP given upon the authority of Deloitte & Touche LLP as experts in accounting and auditing.

     With respect to the unaudited interim financial information contained in the Quarterly Reports on Form 10-Q for Sears and SRAC, which are incorporated in this prospectus by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Quarterly Reports on Form 10-Q for Sears and SRAC and incorporated by reference in this prospectus, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

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                           $

                         SEARS ROEBUCK ACCEPTANCE CORP.

                          % NOTES DUE FEBRUARY 1, 2043

                                  ------------

                             PROSPECTUS SUPPLEMENT

                               FEBRUARY   , 2003

                                  ------------

                              MERRILL LYNCH & CO.
                              SALOMON SMITH BARNEY
                                 MORGAN STANLEY
                                  UBS WARBURG
                                  ------------

                         BANC OF AMERICA SECURITIES LLC
                            DEUTSCHE BANK SECURITIES
                               RBC DAIN RAUSCHER

                                LEHMAN BROTHERS
                           MCDONALD INVESTMENTS INC.
                           U.S. BANCORP PIPER JAFFRAY
                              WACHOVIA SECURITIES
                          WELLS FARGO SECURITIES, LLC

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